Mail Stop 6010

      	July 29, 2005

Mr. Frederick M. Green
President and Chief Executive Officer
Ault Incorporated
7105 Northland Terrace
Brooklyn Park, Minnesota 55428-1028

      Re:	Ault Incorporated
      Form 10-K for the fiscal year ended May 30, 2004
      Filed August 25, 2004
      File No. 000-12611

Dear Mr. Green:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Thomas A. Jones
							Senior Attorney